Exhibit 99.1

NEWS RELEASE

MEDIA CONTACT Robin J. Lampe Phone: 785.856.9350 INVESTOR CONTACT Darius G. Nevin Phone: 785.856.9368

PROTECTION ONE RECEIVES $22.75 MILLION

LAWRENCE, Kan., Jan. 6, 2010 — Protection One, Inc. (Nasdaq:PONE), one of the largest electronic security companies in the United States, today announced it has received $22.75 million from its previous majority owner, Westar Energy, Inc. (“Westar”), related to the allocation of tax benefits arising out of the sale of Protection One (the “Company”)  by Westar in 2004.

As previously reported, in January 2009, Westar recognized a net tax benefit from the net operating loss carryforward generated by the sale, a portion of which Westar was required to pay the Company pursuant to a tax-sharing arrangement between the parties.

“We are pleased to finalize this tax matter and to use this substantial payment to further bolster our balance sheet and our ability to invest in future growth,” said Richard Ginsburg, Protection One’s president and chief executive officer. “As we begin 2010, our cash balance exceeds $20 million even after having made $30 million in prepayments on our bank credit facility in December. Our total outstanding debt is now approximately $448 million, or $74 million lower than at the beginning of 2009.”

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect,” “we plan” or words of similar meaning or their negatives.  Forward-looking statements may describe the Company’s future plans, objectives, expectations or goals, including, but not limited to, the Company’s use of funds received from Westar. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such differences include factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s filings with the SEC, and available under the Investor Relations section of the Company’s website at www.protectionone.com and the SEC’s website at www.sec.gov.  The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com.  (PONENR)